U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_]  Check this box if no longer  subject to Section 16.

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   NAME and ADDRESS of Reporting Person

   (Last)                            (First)              (Middle)
   Gordon                            Mitchell

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                                    (Street)

     c/o Interpool Inc.
     211 College Road East
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   (City)                            (State)                (Zip)

   Princeton                         New Jersey             08540

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2.   ISSUER NAME and Ticker or Trading Symbol

     Interpool, Inc. (IPX)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

     12/99

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                                 Disposed of (D)                 Securities     Form:     7.
                                                    3.           (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Transaction  -----------------------------   Owned End      (D) or    Indirect
1.                                    Transaction   Code                         (A)             of the Month   Indirect  Beneficial
Title of Security                     Date          (Instr. 8)       Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code   V                    (D)             and 4)         (Instr.4) (Instr. 4)
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
COMMON STOCK                          6/2/99         P                 500       A      11.37      500          D
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COMMON STOCK                          6/2/99         P               4,500       A      11.50    5,000          D
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


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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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

                                                    3. Title and Amount of                              5. Owner-
                                                       Underlying Securities                               ship
                         2. Date Exercisable           (Instr. 3 and 4)                  4. Conver-        Form of
                            and Expiration Date     ---------------------------------       sion or        Derivative
                            (Month/Day/Year)                               Amount           Exercise       Security:   6. Nature of
                         ----------------------                            or               Price of       Direct         Indirect
                         Date       Expira-                                Number           Derivative     (D) or         Beneficial
1. Title of Derivative   Exer-      tion                                   of               Security       Indirect       Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           (Instr. 5)     (I)            (Instr. 5)
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

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
Explanation of Responses:




/s/ Mitchell Gordon                                              3/22/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.